AMERICAN BINGO & GAMING CORP.

                         CERTIFICATE OF DESIGNATIONS OF
                            SERIES B PREFERRED STOCK

    (Pursuant to Section 151 of the of the Delaware General Corporation Law)



     American Bingo & Gaming Corp., a Delaware corporation (the "Corporation"), in accordance with the provisions of Section 103 of the General Corporation Law of the State of Delaware (the "DGCL") DOES HEREBY CERTIFY:

     That pursuant to authority vested in the Board of Directors of the Corporation (the "Board of Directors" or the "Board") by the Certificate of Incorporation, as amended, of the Corporation, the Board of Directors, at a meeting held August 4, 1998, adopted a resolution providing for the creation of a series of the Corporation's Preferred Stock, $.01 par value, which series is designated "Series B Preferred Stock", which resolution is as follows:

     RESOLVED, that pursuant to authority vested in the Board of Directors by the Certificate of Incorporation, as amended, the Board of Directors does hereby provide for the creation of a series of the Preferred Stock, $.01 par value (hereafter called the "Preferred Stock"), of the Corporation, and to the extent that the voting powers and the designations, preferences and relative, participating, optional or other special rights thereof and the qualifications, limitations or restrictions of such rights have not been set forth in the Certificate of Incorporation, as amended, of the Corporation, does hereby fix the same as follows:

     The rights, preferences, privileges, and limitations granted to and imposed on the Series B Preferred Stock (the "Series B Preferred Stock"), which series shall consist of 300,000 shares, are as set forth below. The following rights, preferences, privileges, and limitations are subject to the designation, description, and terms of one or more subsequent series of Preferred Stock by the Board of Directors of American Bingo & Gaming Corp. (the "Corporation") pursuant to authority granted by the Certificate of Incorporation. To the extent that the rights, preferences, privileges, and limitations of any such subsequent series conflict or are inconsistent with any of the rights, preferences, privileges, and limitations of the Series B Preferred Stock, the designation and description of terms of the subsequent series which is the latest so designated shall control and prevail over the rights, preferences, privileges, and limitations of the Series B Preferred Stock.

          SECTION 1. SERIES B PREFERRED STOCK. There shall be a series of Preferred Stock referred to "Series B Preferred Stock."

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          SECTION 2.  DESIGNATION, PAR VALUE AND AMOUNT.  The shares of Series B
Preferred Stock shall be with par value of $0.01 per share, and the number of shares constituting such series shall be 300,000; provided, however, that, if more than a total of 300,000 shares of Series B Preferred Stock shall be issuable upon the exercise of Rights (the "Rights") issued pursuant to the Rights Agreement, dated as of August 4, 1998, between the Corporation and American Stock Transfer Company, as Rights Agent, as amended from time to time (the "Rights Agreement"), the Board of Directors of the Corporation, pursuant to
Section 151 of the Delaware General Corporation Law, shall direct by resolution or resolutions that a Certificate of Designation be properly executed and filed providing for the total number of shares of Series B Preferred Stock authorized to be issued to be increased (to the extent that the Certificate of Incorporation then permits) to the largest number of whole shares (rounded up to the nearest whole number) issuable upon exercise of the Rights.

          SECTION 3. VOTING RIGHTS. The holders of shares of Series B Preferred Stock shall have the following voting rights:

          (A) Except as required by applicable law, the holders of shares of Series B Preferred Stock and the holders of shares of the Corporation's Common Stock, $0.001 par value (the "Common Stock"), shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

          (B) Each share of Series B Preferred Stock shall entitle the holder thereof to 1000 votes on all matters submitted to a vote of the shareholders of the Corporation.

          (C) The Certificate of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series B Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least a majority of the outstanding shares of Series B Preferred Stock, voting separately as a class.

          (D) Except as set forth herein (or as otherwise required by applicable law), holders of Series B Preferred Stock shall have no general or special voting rights and their consent shall not be required for taking any corporate action.

          SECTION 4. DIVIDENDS. The holders of Series B Preferred Stock shall share ratably in any dividend or distribution declared by the Corporation on shares of Common Stock in a ratio of 1000 to one with respect to a share of Series B Preferred Stock and a share of Common Stock, respectively.

          SECTION  5.  LIQUIDATION,  DISSOLUTION  OR  WINDING  UP.

          (A) Subject to the prior and superior rights of holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series B Preferred Stock with respect to rights upon liquidation, dissolution or winding up (voluntary or otherwise), no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon

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liquidation,  dissolution  or winding up) to the Series B Preferred Stock unless prior thereto the holders of shares of Series B Preferred Stock shall have received $0.01 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, if any, to the date of such payment (the "Series B Liquidation Preference"). Following the payment of the full amount of the Series B Liquidation Preference, no additional distributions shall be made to the holders of shares of Series B Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Capital Adjustment") equal to the quotient obtained by dividing (i) the Series B Liquidation Prefer-ence by (ii) 1000. Following the payment of the full amount of the Series B Liquidation Preference and the Capital Adjustment in respect of all outstanding shares of Series B Preferred Stock and Common Stock, respectively, holders of Series B Preferred Stock and holders of Common Stock shall receive a ratable and proportionate share of the remaining assets to be distributed in the ratio of 1000 to one (1) with respect to Series B Preferred Stock and Common Stock, on a per share basis, respectively.

          (B) If there are not sufficient assets available to permit payment in full of the Series B Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series B Preferred Stock, then such remaining assets shall be distributed ratably to the holders of Series B Preferred Stock and the holders of such parity shares in proportion to their respective liquidation preferences. If there are not sufficient assets available to permit payment in full of the Capital Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

          SECTION 6. CONSOLIDATION, MERGER, ETC. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series B Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to 1000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

          SECTION 7. NO REDEMPTION. The shares of Series B Preferred Stock shall not be redeemable.

          SECTION 8. RANKING. The Series B Preferred Stock shall rank junior to the Series A Convertible Preferred Stock and to all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

          SECTION 9. REACQUIRED SHARES. Any shares of Series B Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, in any other Certificate of Designation creating a series of Preferred Stock or as otherwise required by law.

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     IN  WITNESS  WHEREOF, this Certificate of Designation is executed on behalf of  the  Corporation  by  its  Chief  Executive  Officer  as  of August 4, 1998.


                              /s/  Andre M. Hilliou
                              ----------------------
                              Andre M. Hilliou, Chairman and
                              Chief Executive Officer


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